UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):       June 13, 2012

Wireless Telecom Group, Inc.

(Exact Name of Registrant as Specified in Its Charter)

New Jersey

(State or Other Jurisdiction of Incorporation)

001-11916	22-2582295
(Commission File Number)	(IRS Employer Identification No.)

25 Eastmans Road Parsippany, New Jersey	07054
(Address of Principal Executive Offices)	(Zip Code)

(973) 386-9696

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

At the Annual Meeting of Stockholders (the “Annual Meeting”) of Wireless Telecom Group, Inc. (the “Company”) held on June 13, 2012, the Company’s stockholders ratified and approved the Company’s 2012 Incentive Compensation Plan (the “2012 Plan”). The 2012 Plan was previously adopted by the Company’s Board of Directors on April 30, 2012.

The 2012 Plan is administered by the Compensation Committee or such other committee selected by the Board. The 2012 Plan permits the award of options, stock appreciation rights, restricted stock awards, restricted stock unit awards, shares granted as a bonus or in lieu of another awards, dividend equivalents, other stock-based awards or performance awards, together with any other rights or interests, granted to a participant under the 2012 Plan. Awards may be granted under the 2012 Plan to officers, directors, employees, consultants and other persons who provide services to the Company or any related entity. A total of 2,000,000 shares of common stock of the Company, par value $0.01 per share (the “Common Stock”), plus any shares of Common Stock subject to awards that have been issued under the Company’s Amended and Restated 2000 Stock Option Plan, as amended (the “Prior Plan”), that expire, are cancelled or are terminated after June 13, 2012 without having been exercised in full and would have become available for subsequent grants under the Prior Plan, are reserved and available for issuance under the 2012 Plan, subject to adjustment as provided in the 2012 Plan for stock splits, stock dividends, recapitalizations, and other similar events. The foregoing limit shall not be decreased by the number of shares of Common Stock with respect to awards previously granted under the 2012 Plan that are forfeited, expire or otherwise terminate without issuance of shares, or that are settled for cash or otherwise do not result in the issuance of shares, and the number of shares that are tendered (either actually or by attestation) or withheld upon exercise of an award to pay the exercise price or any tax withholding requirements. The 2012 Plan will terminate at the earliest of (a) such time as no shares of Common Stock remain available for issuance under the 2012 Plan, (b) termination of the 2012 Plan by the Board of Directors, or (c) the tenth anniversary of the effective date of the 2012 Plan, but any grants that are made prior to such date may extend beyond such date.

Additional information regarding the 2012 Plan is summarized under the heading “Proposal 2 – Ratification and Approval of our 2012 Incentive Compensation Plan” in the Company’s Definitive Proxy Statement on Schedule 14A in connection with the Annual Meeting (the “Proxy Statement”), which was filed with the Securities and Exchange Commission on April 30, 2012, and is incorporated herein by reference. The summary of the 2012 Plan set forth in the Proxy Statement and the descriptions of the 2012 Plan set forth in this Current Report on Form 8-K are qualified in their entirety by reference to the text of the 2012 Plan, which is filed as Exhibit 10.1 hereto, and is incorporated herein by reference.

Item 5.07.	Submission of Matters to a Vote of Security Holders.

The Company held its Annual Meeting on June 13, 2012. The following matters, all of which were set forth in the Proxy Statement, were voted on at the Annual Meeting. The final results of such voting are as indicated below.

1.	Election of the seven nominees listed below to serve on the Board of Directors of the Company for a term of one year or until their respective successors are elected and qualified:
Nominee	For	Withhold Authority	Broker Non-Votes
Adrian Nemcek	14,878,697	1,172,422	5,843,028
Henry L. Bachman	14,884,495	1,166,624	5,843,028
Rick Mace	14,894,447	1,156,672	5,843,028
Joseph Garrity	14,870,842	1,180,277	5,843,028
Glenn Luk	14,831,551	1,219,568	5,843,028
Anand Radhakrishnan	14,821,413	1,229,706	5,843,028
Paul Genova	14,718,941	1,332,178	5,843,028

2.	Ratification and approval of the Company’s 2012 Incentive Compensation Plan:
For	Against	Abstain	Broker Non-Votes
13,587,557	2,324,755	138,807	5,843,028

3.	Ratification of the selection of PKF O’Connor Davies, A Division of O’Connor Davies, LLP as the Company’s independent registered public accountants for the fiscal year ending December 31, 2012:
For	Against	Abstain	Broker Non-Votes
19,975,788	1,088,596	829,763	0

On the basis of the above votes, (i) all nominees listed above were elected to serve on the Board of Directors of the Company until the next annual meeting of stockholders or until their respective successors have been elected and qualified; (ii) the proposal to ratify and approve the 2012 Plan was approved; and (iii) the proposal to ratify the selection of PKF O’Connor Davies, A Division of O’Connor Davies, LLP as the Company’s independent registered public accountants for the fiscal year ending December 31, 2012 was approved.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Wireless Telecom Group, Inc. 2012 Incentive Compensation Plan (incorporated by reference to Annex A to DEF 14A Proxy Statement filed with the SEC on April 30, 2012).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WIRELESS TELECOM GROUP, INC.

Date: June 14, 2012	By:	/s/ Paul Genova
Paul Genova Chief Executive Officer and Director

EXHIBIT INDEX

Exhibit No.	Description
10.1	Wireless Telecom Group, Inc. 2012 Incentive Compensation Plan. Incorporated by reference to Annex A to DEF 14A Proxy Statement filed with the SEC on April 30, 2012.